Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Monmouth Real Estate Investment Corporation:

We consent to incorporation by reference in the registration statement on Form S-3 of Monmouth Real Estate Investment Corporation of our report dated December 3, 2004, relating to the consolidated balance sheet of Monmouth Real Estate Investment Corporation and subsidiary as of September 30, 2004 and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the two-year period ended September 30, 2004 and to the reference to our firm under the heading of “Experts” in the prospectus.

KPMG LLP August 23, 2006